As filed with the Securities and Exchange Commission on May 25, 2017

File No. 811-22793

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 17	☒

INVESCO SECURITIES TRUST

(Exact Name of Registrant as Specified in Charter)

11 Greenway Plaza, Suite 1000, Houston, Texas 77046-1173

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 626-1919

John M. Zerr, Esquire

11 Greenway Plaza, Suite 1000, Houston, Texas 77046

(Name and Address of Agent for Service)

Copies to:

Peter A. Davidson Esquire Invesco Advisers, Inc. 11 Greenway Plaza, Suite 1000 Houston, Texas 77046-1173	E. Carolan Berkley, Esquire Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, Pennsylvania 19103-7018

EXPLANATORY NOTE

This Post-Effective Amendment No. 17 to the Registration Statement of Invesco Securities Trust (the “Registrant”) on Form N-1A incorporates herein the Prospectus and Statement of Additional Information of the Invesco Balanced-Risk Aggressive Allocation Fund, a series of the Registrant (the “Fund”), as filed in Post-Effective Amendment No. 15 of the Registrant on February 28, 2017 (Accession No. 0001193125-17-060580) (“Amendment No. 15”), and is being filed to amend and supplement Amendment No. 15.

The audited financial statements of the Fund for the annual period ended October 31, 2016 (as filed on January 6, 2017 (Accession No. 0001193125-17-004248)) contained in the Annual Report of the Registrant are incorporated herein by reference.

The Statement of Additional Information is hereby supplemented as follows:

1.	The following information is added as the sixth paragraph under the heading “General Information about the Trust – Shares of Beneficial Interest” in the Statement of Additional Information.

The Trust Agreement provides that the Board may authorize (i) a merger, consolidation or sale of assets (including, but not limited to, mergers, consolidations or sales of assets between two series of the Trust, or between the Fund and a series of any other registered investment company), and (ii) the combination of two or more classes of shares of the Fund into a single class, each without shareholder approval but subject to applicable requirements under the 1940 Act and state law.

2.	The following information replaces in its entirety fundamental restriction number (5) under the heading “Description of the Fund and Its Investments and Risks – Fund Policies – Fundamental Restrictions” in the Statement of Additional Information.

(5) The Fund may not purchase or sell physical commodities except to the extent permitted by the 1940 Act and any other governing statute, and by the rules thereunder, and by the SEC or other regulatory agency with authority over the Fund.

3.	Non-fundamental restriction number (2) under the heading “Description of the Fund and Its Investments and Risks – Fund Policies – Non-Fundamental Restrictions” in the Statement of Additional Information is hereby deleted in its entirety.

4.	The following sub-adviser is hereby added to the list of affiliated sub-advisers appearing after the first paragraph under the heading “Investment Advisory and Other Services – Investment Sub-Advisers” in the Statement of Additional Information.

Invesco Asset Management (India) Private Limited (Invesco India)

PART C

OTHER INFORMATION

Item 28.		Exhibits

a (1)	-	Amended and Restated Agreement and Declaration of Trust of Registrant, dated October 26, 2016.(14)

(2)	-	Form of Second Amended and Restated Agreement and Declaration of Trust of Registrant, dated April 11, 2017. (15)

(3)	-	Certificate of Trust of Registrant, effective August 20, 2012. (1)

b	-	Amended and Restated Bylaws of Registrant, adopted effective October 26, 2016. (14)

c	-	Articles II, VI, VII, VIII and IX of the Second Amended and Restated Agreement and Declaration of Trust and Articles IV, V and VI of the Second Amended and Restated Bylaws define rights of holders of shares.

d (1)	-	Master Investment Advisory Agreement dated February 25, 2013 between Registrant and Invesco Advisers, Inc. (2)

(2)	-	(a) Master Intergroup Sub-Advisory Contract for Mutual Funds dated February 25, 2013 between Invesco Advisers, Inc., on behalf of Registrant, and each of Invesco Asset Management Deutschland GmbH, Invesco Asset Management Ltd., Invesco Asset Management (Japan) Limited, Invesco Australia Limited, Invesco Hong Kong Limited, Invesco Senior Secured Management, Inc. and Invesco Canada Ltd. (3)

	-	(b) Termination Agreement dated January 16, 2015, between Invesco Advisers, Inc. and Invesco Australia Limited. (6)

(3)	-	(a) Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (2)

	-	(b) Amendment No. 1 dated July 30, 2012, to the Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (2)

	-	(c) Amendment No. 2 dated September 25, 2012, to the Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (2)

	-	(d) Amendment No. 3 dated February 25, 2013, to the Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (2)

	-	(e) Amendment No. 4 dated December 16, 2013, to the Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (3)

	-	(f) Amendment No. 5 dated April 22, 2014, to the Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

	-	(g) Amendment No. 6 dated June 26, 2014, to the Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

	-	(h) Amendment No. 7 dated October 14, 2014, to the Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

	-	(i) Amendment No. 8 dated September 30, 2015, to the Sub-Advisory Contract - Invesco Advisers, Inc. and

Invesco PowerShares Capital Management, LLC dated December 14, 2011. (9)

	-	(j) Amendment No. 9 dated December 21, 2015, to the Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (9)

d (4)	-	Form of Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco Asset Management (India) Private Limited dated Aprli 11, 2017.(15)

e	-	Omitted pursuant to General Instruction B.2 of Form N-1A.

f	-	Not applicable.

g	-	Amended and Restated Master Custodian Contract dated June 1, 2010 between Registrant and State Street Bank and Trust Company. (1)

h (1)	-	Transfer Agency and Service Agreement dated February 25, 2013 between Registrant and Invesco Investment Services, Inc. (2)

(2)	-	Master Administration Services Agreement dated February 25, 2013 between Registrant and Invesco Advisers, Inc. (2)

(3)	-	Memorandum of Agreement dated December 2, 2015, regarding expense limitations between Registrant and Invesco Advisers, Inc. (9)

(4)	-	Memorandum of Agreement dated December 2, 2015, regarding fee waivers between Registrant and Invesco Advisers, Inc. (9)

(5)	-	Eighth Amended and Restated Memorandum of Agreement dated July 1, 2014, regarding securities lending between Registrant and Invesco Advisers, Inc. (6)

i	-	Omitted pursuant to General Instruction B.2 of Form N-1A.

j	-	Omitted pursuant to General Instruction B.2 of Form N-1A.

k	-	Omitted pursuant to General Instruction B.2 of Form N-1A.

l	-	Not applicable.

m	-	Not applicable.

n	-	Not applicable.

o	-	Not applicable.

p (1)	-	Invesco Advisers, Inc. Code of Ethics, amended January 1, 2016, relating to Invesco Advisers, Inc. and any of its subsidiaries. (9)

(2)	-	Invesco UK Code of Ethics dated 2015, relating to Invesco Asset Management Limited. (9)

(3)	-	Invesco Ltd. Code of Conduct, dated October 2015, relating to Invesco Asset Management (Japan) Limited. (9)

(4)	-	Invesco Hong Kong Limited Code of Ethics dated January 6, 2016, relating to Invesco Hong Kong Limited. (9)

(5)	-	Invesco Ltd. Code of Conduct, dated October 2015, Policy No. D-6 Gifts and Entertainment, revised May 2015, and Policy No. D-7 Personal Trading Policy, revised January 2016, together the Code of Ethics relating to Invesco Canada Ltd. (9)

(6)	-	Invesco EMEA-EX UK Employees Code of Ethics dated October 1, 2015, relating to Invesco Asset Management Deutschland GmbH. (9)

(7)	-	Invesco Senior Secured Management Code of Ethics Policy revised June 1, 2015 and Invesco Advisers, Inc. Code of Ethics, amended January 1, 2016. (9)

(8)	-	Invesco PowerShares Capital Management LLC Code of Ethics amended effective January 1, 2016. (9)

(9)	-	Invesco Asset Management (India) Private Limited Code of Ethics.(15)

(1)	Incorporated herein by reference to Registrant’s Initial Registration Statement, filed on January 16, 2013.
(2)	Incorporated herein by reference to Amendment No. 1, filed on March 12, 2013.
(3)	Incorporated herein by reference to Amendment No. 2, filed on February 28, 2014.
(4)	Incorporated herein by reference to Amendment No. 3, filed on September 8, 2014.
(5)	Incorporated herein by reference to Amendment No. 4, filed on January 21, 2015.
(6)	Incorporated herein by reference to Amendment No. 5, filed on February 25, 2015.
(7)	Incorporated herein by reference to Amendment No. 6, filed on July 15, 2015.
(8)	Incorporated herein by reference to Amendment No. 7, filed on January 29, 2016.
(9)	Incorporated herein by reference to Amendment No. 8, filed on February 26, 2016.
(10)	Incorporated herein by reference to Amendment No. 9, filed on February 26, 2016.
(11)	Incorporated herein by reference to Amendment No. 10, filed on April 1, 2016.
(12)	Incorporated herein by reference to Amendment No. 11, filed on June 3, 2016.
(13)	Incorporated herein by reference to Amendment No. 12, filed on June 15, 2016.
(14)	Incorporated herein by reference to Amendment No. 16, filed on March 28, 2017.
(15)	Filed herewith electronically.

Item 29.	Persons Controlled by or Under Common Control With the Fund

None.

Item 30.	Indemnification

Indemnification provisions for officers, trustees, and employees of the Registrant are set forth in Article VIII of the Registrant’s Amended and Restated Agreement and Declaration of Trust and Article VIII of its Amended and Restated Bylaws, and are hereby incorporated by reference. See Item 28(a) and (b) above. Under the Amended and Restated Agreement and Declaration of Trust, effective as of October 26, 2016, (i) Trustees or officers, when acting in such capacity, shall not be personally liable for any act, omission or obligation of the Registrant or any Trustee or officer except by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office with the Trust; (ii) every Trustee, officer, employee or agent of the Registrant shall be indemnified to the fullest extent permitted under the Delaware Statutory Trust Act, the Registrant’s Bylaws and other applicable law; (iii) in case any shareholder or former shareholder of the Registrant shall be held to be personally liable solely by reason of his being or having been a shareholder of the Registrant or any portfolio or class and not because of his acts or omissions or for some other reason, the shareholder or former shareholder (or his heirs, executors, administrators or other legal representatives, or, in the case of a corporation or other entity, its corporate or general successor) shall be entitled, out of the assets belonging to the applicable portfolio (or allocable to the applicable class), to be held harmless from and indemnified against all loss and expense arising from such liability in accordance with the Bylaws and applicable law. The Registrant, on behalf of the affected portfolio (or class), shall upon request by the shareholder, assume the defense of any such claim made against the shareholder for any act or obligation of that portfolio (or class).

The Registrant and other investment companies and their respective officers and trustees are insured under a joint Mutual Fund Directors and Officers Liability Policy, issued by ICI Mutual Insurance Company and certain other domestic issuers, with a $80,000,000 limit of liability (plus an additional $20,000,000 limit that applies to independent directors/trustees only).

Section 16 of the Master Investment Advisory Agreement between the Registrant and Invesco Advisers, Inc. (“Invesco Advisers”) provides that in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Invesco Advisers or any of its officers, directors or employees, that Invesco Advisers shall not be subject to liability to the Registrant or to any series of the Registrant, or to any shareholder of any series of the Registrant for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. Any liability of Invesco Advisers to any series of the Registrant shall not automatically impart liability on the part of Invesco Advisers to any other series of the Registrant. No series of the Registrant shall be liable for the obligations of any other series of the Registrant.

Section 10 of the Master Intergroup Sub-Advisory Contract for Mutual Funds (the Sub-Advisory Contract) between Invesco Advisers, on behalf of Registrant, and each of Invesco Asset Management Deutschland GmbH, Invesco Asset Management Limited, Invesco Asset Management (Japan) Limited, Invesco Canada Ltd., Invesco Hong Kong Limited and Invesco Senior Secured Management, Inc., and separate Sub-Advisory Agreements with each of Invesco PowerShares Capital Management LLC and Invesco Asset Management (India) Private Limited (each a Sub-Adviser, collectively the Sub-Advisers) provides that the Sub-Adviser shall not be liable for any costs or liabilities arising from any error of judgment or mistake of law or any loss suffered by any series of the Registrant or the Registrant in connection with the matters to which each Sub-Advisory Contract relates except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance by the Sub-Adviser of its duties or from reckless disregard by the Sub-Adviser of its obligations and duties under each Sub-Advisory Contract.

Item 31.	Business and Other Connections of Investment Advisor

The only employment of a substantial nature of Invesco Adviser’s directors and officers is with the Advisers and its affiliated companies. For information as to the business, profession, vocation or employment of a substantial nature of each of the officers and directors of Invesco Asset Management Deutschland GmbH, Invesco Asset Management Limited, Invesco Asset Management (Japan) Limited, Invesco Canada Ltd., Invesco Hong Kong Limited, Invesco Senior Secured Management, Inc., Invesco PowerShares Capital Management LLC and Invesco Asset Management (India) Private Limited (each a Sub-Adviser, collectively the Sub-Advisers) reference is made to Form ADV filed under the Investment Advisers Act of 1940 by each Sub-Adviser herein incorporated by reference. Reference is also made to the caption “Fund Management – The Advisers” in the Prospectus which comprises Part A of this Registration Statement, and to the caption “Investment Advisory and Other Services” of the Statement of Additional Information which comprises Part B of this Registration Statement.

Item 32.	Principal Underwriters

Not applicable.

Item 33.	Location of Accounts and Records

Invesco Advisers, Inc., 1555 Peachtree Street, N.E., Atlanta, Georgia 30309, will maintain physical possession of each such account, book or other document of the Registrant at the Registrant’s principal executive offices, 11 Greenway Plaza, Suite 1000, Houston, Texas 77046-1173, except for those maintained at its Atlanta offices at the address listed above or at its Louisville, Kentucky offices, 400 West Market Street, Suite 3300, Louisville, Kentucky 40202 and except for those relating to certain transactions in portfolio securities that are maintained by the Registrant’s Custodian, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, and the Registrant’s Transfer Agent and Dividend Paying Agent, Invesco Investment Services, Inc., 219078, Kansas City, Missouri 64121-9078.

Records may also be maintained at the offices of:

Invesco Asset Management Deutschland GmbH

An der Welle 5

1st Floor

Frankfurt, Germany 60322

Invesco Asset Management Ltd.

Perpetual Park

Perpetual Park Drive

Henley-on-Thames

Oxfordshire

RG9 1HH

United Kingdom

Invesco Asset Management (Japan) Limited

Roppongi Hills Mori Tower 14F

6-10-1 Roppongi,

Minato-ku, Tokyo 106-6114

Invesco Hong Kong Limited

41/F, Champion Tower

Three Garden Road, Central

Hong Kong

Invesco Senior Secured Management, Inc.

1166 Avenue of the Americas

New York, NY 10036

Invesco Canada Ltd.

5140 Yonge Street

Suite 800

Toronto, Ontario

Canada M2N 6X7

Invesco PowerShares Capital Management LLC

3500 Lacey Road, Suite 700

Downers Grove, IL 60515

Invesco Asset Management (India) Private Limited

3rd Floor, GYS Infinity, Subhash Road

Paranjpe B Scheme, Ville Parle (East)

Mumbai – 400 057, India

Item 34.	Management Services.

Not applicable.

Item 35.	Undertakings

Invesco Cayman Commodity Fund VI Ltd. undertakes that it will maintain a set of its books and records at an office located within the U.S., and the SEC and its staff will have access to the books and records consistent with the requirements of Section 31 of the 1940 Act and the rules thereunder.

Invesco Cayman Commodity Fund VI Ltd. undertakes that it will designate an agent in the United States for service of process in any suit, action or proceeding before the SEC or any appropriate court and that it will consent to the jurisdiction of the United States courts and the SEC over it.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in Houston, Texas on the 25 day of May, 2017.

INVESCO SECURITIES TRUST

By:	/s/ Sheri Morris
Sheri Morris
President

INDEX

a(2)	Form of Second Amended and Restated Agreement and Declaration of Trust of Registrant, dated April 11, 2017

d(4)	Form of Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco Asset Management (India) Private Limited dated April 11, 2017

p(9)	Invesco Asset Management (India) Private Limited Code of Ethics